Exhibit 4.2

NON-COMPETE, CONSULTING SERVICES AND AMENDMENT AGREEMENT

This Non-Compete, Consulting Services and Amendment Agreement dated February 9, 2023 is entered into by and among Equifax do Brasil S.A., a Brazilian closely-held corporation, with headquarters located at Av. Paulista 1636 cj. 309, in the City of São Paulo, State of São Paulo, enrolled with the CNPJ/ME under no. 02.577.445/0001-64, herein duly represented in accordance with its Bylaws (“EFX Brasil”); Equifax Inc., a Georgia corporation, with headquarters located at 1550 Peachtree Street, in the City of Atlanta, State of Georgia, U.S.A., herein duly represented in accordance with its Bylaws (“EFX” and together with EFX Brasil and their respective subsidiaries and/or Affiliates referred as “EFX Group”); and Associãçao Comercial de São Paulo, a Brazilian private association, with headquarters located at Rua Boa Vista, 51, in the City of São Paulo, State of São Paulo, enrolled with CNPJ/ME under no. 60.524.550/0001-31, herein represented in accordance with its Bylaws (“ACSP” and, jointly with EFX and EFX Brasil, “Parties”). This Agreement is entered into by EFX and EFX Brasil for the benefit of themselves and for the benefit of Boa Vista Serviços S.A., a Brazilian publicly-held company, with headquarters located at Av. Tamboré, 267, 11th to 15th floors, in the City of Barueri, State of São Paulo, enrolled with the Brazilian Corporate Taxpayer’s Register of Ministry of Economy (“CNPJ/ME”) under no. 11.725.176/0001-27, herein duly represented in accordance with its Bylaws (“BVS” or “Company”).

RECITALS

(A)

On the date hereof, BVS, EFX Brasil and EFX entered into a Merger Agreement to set forth the terms and conditions of a business combination involving BVS and EFX Brasil that, if approved by the shareholders’ meeting of BVS, will result in the merger of all of the BVS shares (not already held by EFX Brasil) into EFX Brasil, subject to the fulfillment (or waiver, as the case may be) of certain conditions precedent (“Transaction”).

(B)

BVS is a Brazilian credit bureau and a publicly held company that operates in the data and analytics credit market using analytical intelligence to transform credit information into solutions for its clients.

(C)

ACSP was the founder and is a key shareholder of BVS, which was originated by the demutualization of the credit analysis department of ACSP, and, upon the consummation of the Transaction, ACSP will no longer hold a relevant stake in BVS.

(D)	ACSP and BVS are currently parties to that certain Commercial Partnership Agreement (the ‘Reseller Agreement’).

(E)

ACSP is part of the Federation of Commercial Associations of the State of São Paulo (Facesp), which brings together approximately 420 associations throughout the state, and integrates the Confederation of Commercial Associations of Brazil (CACB), which brings together 27 states, building a network that covers almost all the Brazilian territory.

(F)

EFX Group understands that by virtue of the Transaction, combined with the non-compete and consulting services of ACSP set forth in this Agreement, ACSP will be making an important contribution to EFX Group’s ability to expand its solutions for consumers and other customers and increase its capacity to support its clients.

(G)

EFX Group understand that the knowhow and experience in the data and analytics market acquired by ACSP in over 128 years of existence, combined with its nationwide network, is a key differentiator and an important component of EFX’s valuation of BVS.

(H)

To protect the proposed investment in BVS and the capacity of EFX Group to increase its support for its clients and increase its performance in the market, that substantiates the Transaction as it benefits the EFX Group (including, after the Closing, BVS) and all its direct and indirect investors and as a condition therefor, EFX required ACSP to enter into a non-compete and consulting agreement with EFX Group and to amend certain terms of the Reseller Agreement.

(I)	The Parties wish to regulate the terms and conditions of the non-compete and consulting obligations of ACSP in relation to EFX Group (including, after the Closing, BVS).

NOW, THEREFORE, the Parties decided to enter into Non-Compete, Consulting Services and Amendment Agreement (“Agreement”), in accordance with the following terms and conditions:

1.	Definitions and Rules of Construction

1.1.	Definitions. For the purposes of this Agreement:

“ACSP” has the meaning assigned to it in the preamble.

“ACSP Bank Account” means the bank account of ACSP no, 001348-0, branch 0099, held at Banco Bradesco S.A. (bank no. 237), or such other bank account of ACSP notified by ACSP to EFX from time to time.

“Affiliate” means, with respect to any Person, another Person that at any time and from time to time, including after the date of this Agreement, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, the term “control”, “controlled by” and “under common control with” have the meanings ascribed to such terms in Articles 116 and 243 of Law n. 6,404/1976, as amended.

“Brazil” means the Federative Republic of Brazil.

“Business Days” means any day that is not a Saturday, Sunday or a day in which the commercial banks located in the cities of São Paulo, state of São Paulo, or Atlanta, State of Georgia, USA, are obligated or authorized by Law to remain closed for business.

“BVS” has the meaning assigned to it in the preamble and shall include any successor thereto by virtue of its merger into another company or any other form of corporate restructuring.

“Closing” means the consummation of the Transaction on the terms and conditions provided in the Merger Agreement.

“Competing Activities” means (a) the sale or provision of credit data, (b) the sale or provision of data analytics products and services relating to credit scoring, presumed income and other analytical solutions, (c) the sale or provision of consumer solutions relating to credit monitoring and debt recovery and renegotiation services; (d) the sale or provision of anti-fraud products and services; and (e) the sale or provision of debt recovery products and solutions (i.e.; recovery services in the form of digital services for management of defaulting portfolios and digital and print-based notifications to Persons regarding negative credit information), in each case, in the Restricted Territory

“Competing Entity” means, as of any date of determination, any Person with either at least thirty percent (30%) of its total gross revenues for the immediately preceding four calendar quarters (or the immediately preceding complete quarters if the Competing Entity is a company with less than one year of operations) attributable to Competing Activities in the Restricted Territory; or (b) at least R$ 100 million in total gross revenues for the immediately preceding four calendar quarters (or for the immediately preceding complete quarters if the Competing Entity is a company with less than one year of operations) attributable to Competing Activities in the Restricted Territory.

“EFX” has the meaning assigned to it in the preamble.

“EFX Brazil” has the meaning assigned to it in the preamble.

“EFX Group” has the meaning assigned to it in the preamble.

“IPCA” means the Indice Nacional de Preços ao Consumidor – Amplo, calculated and published by Instituto Brasileiro de Geografia e Estatistica.

“Law 9,307” means Lei 9.307, of September 23, 1996.

“LGPD Regulation” means Lei No. 13.709, of August 14, 2018, and the rules and directives issued thereunder.

“Person” means an individual or corporation, partnership, limited liability company or other entity.

“Restricted Period” means the period from Closing until the fifteenth anniversary thereof.

“Restricted Territory” means the territory of the Federative Republic of Brazil.

“Selic Rate” means the federal funds rate, as calculated and disclosed by the Brazilian Central Bank.

“Triggering Event” means an uncured default under any public or private debt of EFX that has caused such debt (or any other debt of the same nature) to be immediately repayable by EFX.

1.2.

Rules of Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(a)

the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(b)

as used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)

unless otherwise indicated or the context otherwise requires: (i) all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement; and (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement.

2.	Purpose; General.

2.1.

Purpose. The purpose of this Agreement is to set forth the terms and conditions pursuant to which, among other things as specified below (i) ACSP will agree (a) not to engage in Competing Activities or to invest in Competing Entities; (b) to provide consulting services to EFX Brasil and (c) to amend certain terms of the Reseller Agreement; and (ii) EFX Brasil will agree to pay compensation to ACSP in exchange for such agreement.

2.2.

Effective Date; General. This Agreement and the provisions set forth herein shall become effective if (and only if) the Closing occurs and upon the time such Closing occurs. This Agreement and the provisions set forth herein are binding and mandatory, where applicable, on the Parties and its successors.

3.	Obligation Not to Compete

3.1.

Non-Compete. ACSP undertakes, on its behalf and on behalf of its Affiliates, during the Restricted Period, not to, directly or indirectly: (i) engage or become involved in, or provide services related to, or otherwise support or facilitate the conduct of, Competing Activities in the Restricted Territory; or (ii) invest in, grant any loan or other financial assistance to, and/or hold any equity, economic, political and/or other interest in, or receive any revenues or profit-sharing from, or operate, manage or control, any Competing Entity acting in the Restricted Territory, including, but not limited to, any activity as partners, members, shareholders, holders of equity interests of any kind, holders of notes or other securities of any kind, sales agents, operators, licensors, licensees, franchisors, franchisees, distributors, suppliers, trustees, creditors, or through any Person and in any manner, or be or become engaged as a consultant, agent or service provider, of or to any Competing Entity or with respect to any Competing Activities in the Restricted Territory.

3.2.

Exceptions to the Non-Compete. It is hereby agreed that the following activities are expressly permitted and will not be considered as a violation by ACSP of the non-compete obligation: (i) holding of passive minority equity investment, of no more than 5% of the total share capital, in any publicly-held company engaged in Competing Activities in the Restricted Territory; (ii) passive investments in any discretionary investment funds not specifically targeted to Competing Entities or Competing Activities in the Restricted Territory; (iii) any activities with EFX or any of its Affiliates, including equity participation in EFX and any of its Affiliates; and (iv) equity participation, participation in the management and advisory services currently held/rendered by ACSP in certain entities (whether or not such entities engage or become involved in, or provide services related to, or otherwise support or facilitate the conduct of, Competing Activities in the Restricted Territory), as described in and limited to Annex 3.2; provided, however, that in no event shall ACSP support, facilitate or be involved in any Competing Activity of any such entity.

4.	Consulting Services

4.1.

Services. At the request of EFX Brasil, ACSP agrees to appoint up to five senior members of its administration familiar with the business of BVS to act as members of an Advisory Board of EFX Brasil relating to the business of BVS (the “Advisory Board Members”), and to provide strategic input to the Board of Directors of EFX Brasil with respect to the business of BVS. The Advisory Board will provide consulting services to EFX Brasil or its designated Affiliates as and when reasonably requested by EFX Brasil and relating to the operation of BVS’ business, including regulatory and government relations support services, facilitating introductions and discussions with market participants and sharing of knowledge and market knowhow.

4.2.

Replacement of Advisors. If any Advisory Board Member temporarily or permanently ceases to exercise his role as an Advisory Board Member, including due to health issues, death, legal incapacity or permanent or temporary incapability at any time during the term of this Agreement, the total amount of Consideration to be paid to ACSP will not be reduced nor affected, and such event will not constitute a breach by ACSP under this Agreement, and ACSP shall have up to ninety days to appoint a suitable replacement.

4.3.

Promotional Services. ACSP undertakes to use its commercially reasonable efforts in the ordinary course of its business and consistent with past practice to promote to its members and affiliated associations, and to influence such members and affiliated associations to use, exclusively, BVS and its Affiliates’ products and services.

5.	Consideration

5.1.

Annual Payments. As consideration for the obligations assumed and services to be provided to EFX Brasil as provided herein, EFX Brasil agrees to pay to ACSP fifteen annual installments in the amount of R$ 14,554,417.80 each, adjusted annually as from May 1, 2023, by IPCA (“Consideration”). The first installment of the Consideration will be due and paid within ten (10) Business Days of Closing and each additional installment shall be due and payable within ten (10) Business Days after each applicable anniversary of the Closing.

5.2.

Acceleration. If any Triggering Event shall occur, then all outstanding installments of Consideration shall become due and shall be paid by EFX Brasil within 30 days as from the date of such Triggering Event.

5.3.

Payment of Consideration. Payment of Consideration shall be made by wire transfer of immediately available funds to the ACSP Bank Account. In case of delay in the payment of the Consideration, the overdue amount shall be increased by a default fine of three percent and a default interest rate equal to the positive variation of the Selic Rate, from the due date until actual payment of the overdue amount.

6.	Representations and Warranties

6.1.	Representations and Warranties of EFX Brasil. EFX Brasil hereby represents to ACSP as follows:

6.1.1.

EFX Brasil has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform EFX Brazil’s obligations hereunder. This Agreement has been duly executed and delivered by EFX Brasil and constitutes the legal, valid and binding obligation of EFX Brasil, enforceable against EFX Brasil in accordance with its terms. EFX Brasil is a corporation incorporated and validly existing under the laws of Brazil.

6.1.2.

The execution and delivery of this Agreement by EFX Brasil does not, and the performance of this Agreement by EFX Brasil will not conflict with or violate any law, rule, regulation, order, decree or judgment applicable to EFX Brasil or by which EFX Brasil or any of EFX Brasil properties is or may be bound or affected.

6.1.3.	The execution and delivery of this Agreement by EFX Brasil does not, and the performance of this Agreement by EFX Brasil will not, require any consent or approval of any Person.

6.2.	Representations and Warranties of EFX. EFX hereby represents to ACSP as follows:

6.2.1.

EFX has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform EFX’s obligations hereunder. This Agreement has been duly executed and delivered by EFX and constitutes the legal, valid and binding obligation of EFX, enforceable against EFX in accordance with its terms. EFX is a corporation incorporated and validly existing under the laws of Georgia, United States of America.

6.2.2.

The execution and delivery of this Agreement by EFX does not, and the performance of this Agreement by EFX will not conflict with or violate any law, rule, regulation, order, decree or judgment applicable to EFX or by which EFX or any of EFX properties is or may be bound or affected.

6.2.3.	The execution and delivery of this Agreement by EFX does not, and the performance of this Agreement by EFX will not, require any consent or approval of any Person.

6.3.	Representations and Warranties of ACSP. ACSP hereby represents to BVS and EFX Group as follows:

6.3.1.

ACSP has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform ACSP’s obligations hereunder. This Agreement has been duly executed and delivered by ACSP and constitutes the legal, valid and binding obligation of ACSP, enforceable against ACSP in accordance with its terms. ACSP is a private association incorporated and validly existing under the laws of Brazil.

6.3.2.

The execution and delivery of this Agreement by ACSP does not, and the performance of this Agreement by ACSP will not conflict with or violate any law, rule, regulation, order, decree or judgment applicable to ACSP or by which ACSP or any of ACSP properties is or may be bound or affected.

6.3.3.	The execution and delivery of this Agreement by ACSP does not, and the performance of this Agreement by ACSP will not, require any consent or approval of any Person.

6.3.4.

ACSP currently does not generate or collect consumer behavior related information. Notwithstanding, and to the extent permitted by LGPD Regulation, ACSP undertakes to provide to EFX Brasil, on an exclusive basis, all consumer behavior related information to which ACSP may in the future have access.

7.	Term

7.1.	Term. Unless otherwise agreed by the Parties, this Agreement shall remain in full force and effect as from the Closing until the date which is fifteen years from the date of Closing.

8.	Notices

8.1.

Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be made in writing and delivered by certified mail, courier service, in person or sent by email (in this case, upon confirmation of receipt), as the case may be, to the addresses set forth beneath the name of such Party below (or at such other address or email as such Party shall have specified in a written notice given to the other parties).

I.	if to EFX Brasil:

1550 Peachtree Street NE

Atlanta, GA 30309

[***]

[***]

with a copy to EFX per the below

II.	if to EFX:

1550 Peachtree Street NE

Atlanta, GA 30309

[***]

[***]

[***]

III.	if to ACSP

Rua Boa Vista, 51 São Paulo, Brasil

[***]

[***]

[***]

9.	Governing Law; Jurisdiction

9.1.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil (without giving effect to principles of conflicts of laws).

9.2.

Jurisdiction. Any and all disputes that may arise in connection to this Agreement shall be resolved by an arbitration administered by CCBC - Centro de Arbitragem e Mediação da Câmara de Comércio Brasil-Canadá (“Arbitration Chamber”), in accordance with the rules of the Arbitration Chamber (“Arbitration Rules”), Law 9,307 and the provisions below.

9.2.1.

The Arbitration tribunal will consist of three arbitrators (“Arbitration Tribunal”), with one of them appointed by EFX and EFX Brasil, one of them appointed by ACSP and one of them jointly appointed by the arbitrators appointed by EFX and EFX Brasil and ACSP.

9.2.2.	The place of arbitration shall be the city of São Paulo, State of São Paulo, Brazil and the language of the arbitration will be Portuguese.

9.2.3.	Arbitration proceedings and any documents and information disclosed within the scope of the arbitration will be confidential.

9.2.4.

The arbitration award will be final and binding for the Parties and their successors and the Parties waive any right of appeal. Notwithstanding the foregoing, each Party reserves the right to resort to the judicial courts in order to: (i) force arbitration; (ii) obtain injunctive relief or specific performance for the protection or conservation of rights before arbitration begins, and any such action should not be considered as a waiver of arbitration as the only resolution method for disputes arising out of this Agreement; (iii) enforce any decision taken by the Arbitration Tribunal, including the arbitration award; and (iv) seek the enforcement of any remedies provided under Law 9,307/1996, including in connection with the annulment of the arbitration award, as permitted under Law 9,307. The parties elect the District Court of the city of São Paulo, State of São Paulo, with the exception of any other, however privileged it may be, as the judicial court competent to handle the measures set forth under this Section 9.2.4.

10.	Reseller Agreement Amendment

10.1.

This Agreement is entered into by EFX and EFX Brasil for the benefit of themselves and for the benefit of BVS, which, by the Closing, will become a wholly-owned subsidiary of EFX Brasil and indirectly controlled by EFX.

10.2.	The Amendments set forth in this Section 10 shall become effective if (and only if) the Closing occurs and upon the time such Closing occurs, when BVS shall also counter-sign this Agreement.

10.3.	Section 10.1 of the Reseller Agreement shall be deleted in its entirety and replaced as follows:

10.3.1.

“Unless otherwise agreed by the parties hereto, this Agreement shall remain in full force and effect as from the date of this Agreement until the date which is fifteen years from the date of Closing (as defined in that certain Non-Compete, Consulting Services and Amendment Agreement between the parties, among others).”

11.	Miscellaneous

11.1.

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.2.

Entire Agreement. This Agreement and any other documents referred to herein or delivered by the Parties in connection herewith constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto; provided, however, that: (a) the Reseller Agreement shall not be superseded or amended hereby or upon any assignment of this Agreement to BVS except as expressly set forth herein; and (b) to the extent there is any conflict between this Agreement and the Reseller Agreement, this Agreement shall control. No addition to or modification of any provision of this Agreement shall be binding upon any Party unless made in writing and signed by all Parties. No agreement, understanding or arrangement of any nature regarding the subject matter of this Agreement shall be deemed to exist among the parties unless and until this Agreement has been duly and validly executed on behalf of all the Parties.

11.3.

Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by the Parties, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void; provided, however, that, without the consent of any other Party, any of EFX’s Affiliates may assign this Agreement and may assign and delegate its rights, interests and obligations hereunder to any Affiliate of EFX (including to BVS after the Closing and BVS may subsequently assign this Agreement and may assign its rights and delegate its obligations hereunder back to EFX Brasil upon the merger of BVS with EFX Brasil) so long as EFX remains liable for the obligations of such Affiliate notwithstanding such assignment or delegation. Subject to the preceding sentence, this Agreement shall be binding upon the Parties, their successors and assigns, and the Representatives of any of the foregoing, and shall inure to the benefit of each of the Parties and their successors. Nothing in this Agreement is intended to confer on any Person (other than the Parties and their successors) any rights or remedies of any nature.

11.4.

Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

11.5.

Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.6.

Waiver. No failure or the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim available to them arising out of this Agreement, or any power, right, privilege or remedy of such Party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Parties; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.7.

Guarantee. EFX hereby irrevocably and unconditionally guarantees to ACSP the full and punctual payment (whether at the stated maturity, upon acceleration or otherwise) of the Consideration, each installment thereof and all other amounts that may come due and payable hereunder by any of its Affiliates, in each case, as they come due. Upon failure by such Affiliate to pay punctually any such amount, EFX shall forthwith pay the amount not so paid at the place and time and in the manner specified in this Agreement (“Guaranty”).

11.7.1.

This Guaranty constitutes a direct, general and unconditional obligation of EFX which will at all times rank at least pari passu with all other present and future unsecured obligations of EFX, except for such obligations as may be preferred by provisions of law that are both mandatory and of general application.

11.7.2.

EFX unconditionally and irrevocably waives acceptance hereof, of any presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by ACSP against any Affiliate of EFX or any other person.

11.7.3.

The Guaranty provided herein constitutes a guaranty of payment and not of collection. The Guarantor unconditionally and irrevocably waives any and all rights provided under Articles 827, 830, 834, 835 and 838 I of the Brazilian Civil Code and Article 595 of the Brazilian Civil Procedure Code.

11.8.

Agent for Service of Process. EFX hereby irrevocably appoints and empowers EFX Brasil (and its successors) as its authorized agent (each a “Process Agent”) to accept and acknowledge, for and on its behalf and on behalf of its property, service of any and all legal process, summons, notices and documents which may be served in any such suit, action or proceeding in any court or arbitral tribunal and any appellate court from any thereof, which service may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts or arbitral tribunal.

11.8.1.

EFX will take any and all action necessary to continue such designation in full force and effect and to advise ACSP of any change of address of such Process Agent; should such Process Agent become unavailable for this purpose for any reason, EFX will promptly and irrevocably designate a new Process Agent within São Paulo, SP, which will agree to act as such, with the powers and for the purposes specified in this Section. Service upon EFX or the Process Agent as provided for herein will, to the fullest extent permitted by law, constitute valid and effective personal service upon it and the failure of the Process Agent to give any notice of such service to EFX shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.

Signature page of the Non-Compete, Consulting Services and Amendment Agreement dated February 9, 2023, by and among Equifax Brasil S.A.; Equifax Inc and Associação Comercial do Estado de São Paulo.

In witness whereof, the Parties execute this Agreement in 2 (two) counterparts of equal content and form, before the 2 (two) witnesses below.

São Paulo, February 9, 2023.

EQUIFAX DO BRASIL S.A.

/s/ Sunil Bindal	/s/ Stephen Chang
By: Sunil Bindal	By: Stephen Chang
Title: Authorized Signatory	Title: Authorized Signatory

EQUIFAX INC.

/s/ Sunil Bindal	/s/ Stephen Chang
By: Sunil Bindal	By: Stephen Chang
Title: Authorized Signatory	Title: Vice President of Corporate Development

ASSOCIAÇÃO COMERCIAL DE SÃO PAULO

By:	By:
Title:	Title:

Witnesses:

/s/ Jokilime Alfonso Chagos
Name: Jokilime Alfonso Chagos CPF/ME: 424.224.868-78 ID: 49.857.787-8	Name: CPF/ME: ID:

1

Signature page of the Non-Compete, Consulting Services and Amendment Agreement dated February 9, 2023, by and among Equifax Brasil S.A.; Equifax Inc and Associação Comercial do Estado de São Paulo.

In witness whereof, the Parties execute this Agreement in 2 (two) counterparts of equal content and form, before the 2 (two) witnesses below.

São Paulo, February 9, 2023.

EQUIFAX DO BRASIL S.A.

By:	By:
Title:	Title:

EQUIFAX INC.

By:	By:
Title:	Title:

ASSOCIAÇÃO COMERCIAL DE SÃO PAULO

/s/ Alfredo Cotait Neto
By: Alfredo Cotait Neto	By:
Title: President (Chairman)	Title:

Witnesses:

/s/ Mariana S.M. Jost
Name: Mariana S.M. Jost CPF/ME: 107.160.377-93 ID: 60.295.341-8	Name: CPF/ME: ID:

ANNEX 3.2

The following entities, Persons controlled by such entities, and any successors thereto:

1.	CRDC - Central de Registros de Direitos Creditórios.

2.	Faculdade do Comércio de SP - FAC SP.

3.	ACCREDITO - Sociedade de Crédito Direto S.A.